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                                                            File No. 70-7758

                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                   AMENDMENT NO. 12 (POST-EFFECTIVE) TO

                     FORM U-1 APPLICATION-DECLARATION

                                 UNDER THE

                PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                    CENTRAL AND SOUTH WEST CORPORATION
                       1616 Woodall Rodgers Freeway
                              P.O. Box 660164
                           Dallas, Texas  75202

                             CSW ENERGY, INC.
                       1616 Woodall Rodgers Freeway
                              P.O. Box 660789
                           Dallas, Texas  75202

               (Names of companies filing this statement and
                 addresses of principal executive offices)


                    CENTRAL AND SOUTH WEST CORPORATION
              (Name of top registered holding company parent)

                           Stephen J. McDonnell
                                 Treasurer
                    Central and South West Corporation
                       1616 Woodall Rodgers Freeway
                              P.O. Box 660164
                           Dallas, Texas  75202

                              Terry D. Dennis
                                 President
                             CSW Energy, Inc.
                       1616 Woodall Rodgers Freeway
                              P.O. Box 660789
                           Dallas, Texas  75202

                              Joris M. Hogan
                      Milbank, Tweed, Hadley & McCloy
                         One Chase Manhattan Plaza
                         New York, NY  10005-1413

                (Names and addresses of agents for service)

               Respectfully request that copies be sent to:

Adam Wenner                               Edwin F. Feo
Milbank, Tweed, Hadley & McCloy           Milbank, Tweed, Hadley &
International Square Building             McCloy
1825 Eye Street, N.W., Suite 1100         601 South Figueroa Street
Washington, D.C.  20006                   Los Angeles, CA  90017




          Central and South West Corporation, a Delaware corporation ("CSW") and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and CSW Energy, Inc., a Texas corporation and wholly-owned nonutility subsidiary of CSW ("Energy"), hereby file this Amendment No. 12 (post-effective) to the Form U-1 Application-Declaration (the "Application-Declaration") in order to amend the Application-Declaration in the manner described below. Except as provided in this Amendment No. 12 (post-effective) (this "Amendment"), the Application-Declaration remains as previously filed.
Item 1.  Description of Proposed Transaction.
          (1) History and Nature of Request. Pursuant to an order of the Commission dated September 28, 1990 (HCAR No. 25162) and Supplemental Orders dated November 22, 1991 (HCAR No. 25414) and December 31, 1992 (HCAR No. 25728) (collectively, the "Order") with respect to the Application-Declaration, CSW and Energy obtained authorization, among other things, to (a) spend $150 million to conduct preliminary studies of, to investigate, to research, to develop, to consult with respect to, and to agree to construct (such construction subject to further Commission authorization), qualifying cogeneration facilities, qualifying small power production facilities and independent power facilities, including exempt wholesale generators as defined in Section 32(e) of the Act (collectively, "Facilities"); and (b) finance such activities through capital contributions, open account advances and loans in an aggregate amount not to exceed $150 million. Such authorization expires December 31, 1995.
          (2) Amendments to Authorization. CSW and Energy hereby request that the Commission (a) increase the "Aggregate General Authority" (as defined in the Application-Declaration) from $150 million to $250 million and (b) extend the authorization under the Application-Declaration until December 31, 2005.
          Subject to authority of the Commission pursuant to the Application-Declaration, as amended by this Amendment, this increased authority will permit CSW, through Energy and its direct and indirect subsidiaries, to engage in the activities permitted by the Order, as amended by this Amendment, on a competitive basis as part of their program, previously approved by the Commission in the Order, to develop and make available energy and capacity from Facilities.
          This increased authority is needed to enable CSW, Energy and such subsidiaries to continue and to diversify this development program in accordance with the Order. Energy has directly and indirectly incurred development expenses in connection with several Facilities which are in various stages of development. Taken together, these Facilities are expected to provide substantial revenue to Energy and, indirectly, to CSW over the life of these Facilities. Because of the long lead time and significant development expenses that are required to develop Facilities, however, the success of Energy's development program depends on a number of factors, including (1) diversification of such development efforts over as many Facilities as possible to reduce the effect of any particular Facility on such program, (2) Energy's financial ability, pursuant to Commission authority, to take advantage of future development opportunities as they arise on a timely basis, and (3) CSW's willingness to incur substantial development expenditures in the short term in order to create long term profits from developing, constructing, owning and operating Facilities, as contemplated by the Order. The financing and construction of some of these Facilities have already been specifically approved by the Commission; others are in preliminary evaluation, predevelopment, development and structuring stages. Because of development expenditures and authorized equity investments in connection with certain of these Facilities, Energy may soon exhaust the Aggregate General Authority. In addition, it is anticipated that further development opportunities will become available to Energy in the near future, but that Energy will be unable to take advantage of these opportunities unless the amount of the Aggregate General Authority is increased pursuant to, and as stated in, this Amendment. For these reasons, the Applicants seek to increase the Aggregate General Authority pursuant to this Amendment. By increasing economies of scale through a diversified Facility investment program, permitting the optimal utilization of CSW's and Energy's development experience and reducing the impact of the risk of failure of any particular project on the CSW system, this expanded Aggregate General Authority will benefit shareholders, ratepayers and the general public.
Item 5.   Procedure.
          It is requested that the Commission issue and publish no later than October 6, 1995, the requisite notice under Rule 23 with respect to the filing of this Amendment, such notice to specify a date not later than October 31, 1995, as the date after which an order granting and permitting this Amendment to become effective may be entered by the Commission and the Commission enter not later than November 1, 1995, an appropriate order granting and permitting this Amendment to become effective.
          CSW and Energy respectfully request that appropriate and timely action be taken by the Commission in this matter in order that the business of Energy may continue without interruption upon the termination of the present authority on December 31, 1995.
          No recommended decision by a hearing officer or other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no thirty-day waiting period between the issuance and the effective date of any order issued by the Commission in this matter, and it is respectively requested that such order be made effective immediately upon the entry thereof.
Item 6.  Exhibits and Financial Statements.
          Exhibit 1 -                       Proposed Notice of Proceeding
                                            (amended).




                               S I G N A T U R E

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  September 29, 1995


                                    CENTRAL AND SOUTH WEST CORPORATION


                                    By:/s/STEPHEN J. MCDONNELL
                                          Stephen J. McDonnell
                                          Treasurer




                               S I G N A T U R E

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  September 28, 1995

                                    CSW ENERGY, INC.


                                    By:/s/TERRY D. DENNIS
                                          Terry D. Dennis
                                          President and Chief Executive
                                          Officer





                                 EXHIBIT INDEX

Exhibit                                                 Transmission
Number                     Exhibit                                    Method

  1         Proposed Notice of Proceeding (amended).                Electronic